SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2012

POAGE BANKSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35295	45-3204393
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Carter Avenue, Ashland, Kentucky	41101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (606) 324-7196

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Miles R. Armentrout Employment Agreement

Poage Bankshares, Inc. (the “Company”) hired Miles R. Armentrout as Executive Vice President and Chief Credit Officer of the Company and its subsidiary, Home Federal Savings and Loan Association (the “Association”), effective June 25, 2012.  Mr. Armentrout is, in effect, replacing Robert Curtis, who previously supervised the Company’s lending function and who is retiring at year end.

Mr. Armentrout entered into an employment agreement with the Company and the Association on June 25, 2012 in connection with his hire.  The employment agreement provides for a one-year term and may be extended on an annual basis, unless written notice of non-renewal is given by the Board of Directors of the Association.

Under the agreement, the base salary for Mr. Armentrout is $140,000.  In addition to base salary, the agreement provides for, among other things, the executive’s right to participate in employee benefit plans, and to receive reimbursements for housing relocation expenses.  Upon termination of the executive’s employment for cause, as defined in the agreement, the executive would have no right to receive compensation or other benefits for any period after termination.

In the event of the executive’s involuntary termination or resignation following a good reason, as such term is defined in the agreement, Mr. Armentrout would be entitled to receive a cash severance payment equal to his base salary.  Section 409A of the Internal Revenue Code of 1986, as amended, may require that the severance payment cannot be made until six months after termination of employment.

In the event of a change in control, followed within 18 months by the executive’s involuntary termination for a reason other than for cause or if the executive terminates voluntarily for a good reason, as defined in the agreement, Mr. Armentrout will receive an amount equal to three times his base salary.  In addition, the Association will continue to pay Mr. Armentrout’s health and dental coverage for up to three years.

The foregoing description of the employment agreement is qualified in its entirety by reference to the agreement attached hereto as Exhibit 10.1 of this Current Report, and is incorporated by reference into this Item 5.02.

Changes in Base Salary for Ralph E. Coffman, Jr. and James King

The Board of Directors of the Company and the Association (the “Board”) determined that Ralph E. Coffman, Jr., President and Chief Executive Officer of the Company and the Association, and James W. King, Executive Vice President and Chief Information Officer of the Company and the Association, will no longer receive separate fees for their service on the Board.  To offset this reduction in their overall compensation, the Board determined to increase the base salaries of Messrs. Coffman and King by $18,200 which represents the approximate amount of the annual Board fees that would have been earned by Messrs. Coffman and King for their service on the Board.  As a result, Mr. Coffman’s base salary will increase from $185,000 to $203,200 and Mr. King’s base salary will increase from $100,000 to $118,200, effective June 29, 2012.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement by and among Poage Bankshares, Inc., Home Federal Savings and Loan Association and Miles R. Armentrout

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POAGE BANKSHARES, INC.
DATE: June 26, 2012	By:	/s/ Ralph E. Coffman, Jr.
Ralph E. Coffman, Jr.
President and Chief Executive Officer